Exhibit 16.1

April 9, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Immersion Corporation’s Form 8-K dated April 8, 2020, and have the following comments:

1.	We are in agreement with the statements made in paragraphs one and three through five of Item 4.01(a).

2.	We have no basis on which to agree or disagree with other statements made therein.

Yours truly,
/s/ Deloitte & Touche LLP